Exhibit 32.1

Certification*

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), James M. Frincke, Chief Executive Officer and President of Harbor BioSciences, Inc., a Delaware corporation (the “Company”), and Robert W. Weber, Chief Financial Officer, Chief Accounting Officer and Vice President-Operations of the Company, each hereby certifies that, to the best of his knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”) fully complies with the requirements of Section 13(a) of the Exchange Act, and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Periodic Report.

Dated: August 12, 2010	/s/ James M. Frincke
James M. Frincke
Chief Executive Officer and President (Principal Executive Officer)

Dated: August 12, 2010	/s/ Robert W. Weber
Robert W. Weber
Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

*	This certification accompanies the Periodic Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Harbor BioSciences, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.